Exhibit 22

REPORT OF INSPECTORS OF ELECTION

FOR ADVO, INC.’S ANNUAL MEETING

HELD ON JANUARY 26, 2006

I, John J. Boryczki, Client Relationship Executive of Mellon Investor Services, Transfer Agent and Registrar of ADVO, Inc., and Stephen L. Palmer, Corporate Secretary of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Stockholders of ADVO, Inc. held on Thursday, January 26, 2006, at the Company’s headquarters at One Targeting Centre, Windsor, CT, report as follows:

There were present, in person or by proxy, 27,291,000 shares of common stock or 86.75% at the Annual Meeting.

The following votes of common stock were cast as follows:

PROPOSAL #1: Election of directors.

DIRECTOR NAME	FOR	% FOR	WITHHELD	% WITHHELD
Todd C. Brown	27,022,627	99.02%	268,373	0.98%
David F. Dyer	26,937,720	98.71%	353,280	1.29%
Bobbie Gaunt	26,935,708	98.70%	355,292	1.30%
S. Scott Harding	27,021,021	99.01%	269,979	0.99%
Charles M. Herington	27,022,627	99.02%	268,373	0.98%
Karen Kaplan	26,936,220	98.70%	354,780	1.30%
John J. Mahoney	26,970,597	98.83%	320,403	1.17%
Howard H. Newman	26,540,762	97.25%	750,238	2.75%

PROPOSAL #2: The approval and adoption of the 2006 Incentive Compensation Plan.

	FOR	% FOR
FOR	21,903,738	80.26%
AGAINST	3,764,837	13.80%
ABSTAIN	53,622	0.20%
NO VOTE	1,568,803	5.74%

PROPOSAL #3: Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2006.

	FOR	% FOR
FOR	27,266,475	99.91%
AGAINST	17,918	0.07%
ABSTAIN	6,607	0.02%

No other matters were submitted for a vote at this Meeting.

/s/ JOHN J. BORYCZKI	/s/ STEPHEN L. PALMER
John J. Boryczki	Stephen L. Palmer
Client Service Manager	Corporate Secretary
Mellon Investor Services LLC